Exhibit 10.26

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

AMERICAN REALTY CAPITAL IV, LLC,

a Delaware limited liability company,

as Purchaser,

and

NORTHLAKE COMMONS, L.L.C.,

a Delaware limited liability company,

as Seller

RELATING TO

Northlake Commons, Charlotte, North Carolina

TABLE OF CONTENTS*

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Schedules:

Schedule 1.5	Schedule of Leases

Schedule 1.10	List of Contracts

Schedule 8.1.5	List of Pending Claims and Litigation

Schedule 9.2	Leases to be Renewed

Exhibits:

Exhibit A	Description of Land

Exhibit B	Earnest Money Escrow Agreement

Exhibit C-1	Special Warranty Deed

Exhibit C-2	Assignment & Assumption of Leases

Exhibit C-3	Tenant Notice Letter

Exhibit C-4	Bill of Sale

Exhibit C-5	Assignment of Warranties, Approvals and Intangibles

Exhibit C-6	Certificate

Exhibit C-7	Assignment and Assumption of Contracts

Exhibit C-8	Vendor Notice Letter

Exhibit D-1	Tenant Estoppel Certificate

Exhibit E	Due Diligence Materials to be Delivered to Purchaser

Exhibit F	Form of Audit Letter

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PURCHASE AND SALE AGREEMENT

(Northlake Commons, Charlotte, North Carolina)

PURCHASE AND SALE AGREEMENT ("Agreement") made this 14th day of July, 2014 ("Effective Date"), between NORTHLAKE COMMONS, L.L.C., a Delaware limited liability company, having an address at c/o Ferncroft Capital LLC, 500 East Boulevard, Charlotte, North Carolina 28203, ("Seller"), and AMERICAN REALTY CAPITAL IV, LLC, a Delaware limited liability company, having an address at 405 Park Avenue, 15th Floor, New York, New York 10022 ("Purchaser").

WITNESSETH:

RECITALS

A.           Seller owns a shopping center ("Center") known as Northlake Commons in Charlotte, North Carolina. The land ("Land") on which the Center is located is more particularly described on Exhibit "A" attached hereto and incorporated herein by this reference (such Land and such Center and Seller's right, title and interest in and to all improvements located on such Land are herein referred to as the "Property").

B.           Seller desires to sell and Purchaser desires to acquire the Property on the terms and provisions hereinbelow set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.             Agreement of Purchase and Sale. Seller hereby agrees to sell and convey and Purchaser agrees to purchase on such terms and conditions as are hereinafter set forth, all of the following:

1.1           Fee simple title in and to the Property, together with all right, title and interest of Seller (if any) in and to all covenants, easements, rights-of-way, rights, privileges and other tenements, appurtenances and hereditaments appertaining thereto, including, without limitation, all of Seller's right, title and interest (if any) in and to (a) any strips or gores adjoining or adjacent to the Land, (b) the streets and roads adjoining or adjacent to the Land to the center line thereof, (c) all mineral, water and irrigation rights, if any, running with or otherwise pertaining to the Land, and (d) any award made or to be made or settlement in lieu thereof for the Property by reason of condemnation, eminent domain or exercise of police power;

1.2           All of Seller's right, title and interest in and to all apparatus, fittings and fixtures in or on the Property or which are attached thereto ("Fixtures");

1.3           All of Seller's right, title and interest in and to any equipment, machinery and personal property of Seller’s located in or on the Property ("Personal Property");

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1.4           All of Seller's right, title and interest (if any) in and to the trademark, service mark, trade name and name "Northlake Commons" and all other trademarks, services marks, trade names, names and logos used in connection with the advertising and promotion of the Project (as hereinafter defined) or otherwise relating to the Project, and any variations thereof, together with all good will of the business connected with the use of and symbolized by such trademarks, service marks, trade names, names and logos, any telephone numbers and listings for the Property and any copyrights, trade secrets, intellectual property and other intangible property relating to the Property, if any ("Intangibles"), but expressly excluding (a) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any affiliate of Seller, (b) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement, and (c) any trade name, mark or other identifying material that includes the names "Trammell Crow," "Crow Holdings Capital Partners," "CH Realty," "Crow Holdings" or any derivative thereof.

1.5           The interest of Seller, as landlord, in all leasehold estates created by those certain leases, tenancies and rental agreements and all amendments thereto and all guaranties thereof that are described in the Schedule of Leases attached hereto as Schedule "1.5" (sometimes hereinafter referred to as the "Lease Schedule") together with additional leases, tenancies and rental agreements entered into by Seller in accordance with the terms of this Agreement (herein collectively referred to as the "Leases;" and the tenants under the Leases are herein, collectively, referred to as the "Tenants");

1.6           All of Seller's right, title and interest in and to all warranties and guaranties, if any, relating to the Property (collectively, the "Warranties");

1.7           All of Seller's right, title and interest in and to all consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality (collectively, "Governmental Authority") relating to the Property (collectively, the "Approvals");

1.8           All of Seller's right, title, obligations and interest in and to all construction, operating and reciprocal easement agreements, if any, affecting the Property (the "REAs");

1.9           All of Seller's assignable right, title and interest in and to all existing construction contracts, subcontracts, architecture and engineering agreements, and similar agreements, if any, relating to the design, development and construction of the Property (the "Construction Agreements");

1.10         All of Seller's right, title and interest in and to all other written agreements of Seller which affect the Property ("Contracts") including, without limitation, personal property leases and contracts, other than the Leases and Permitted Exceptions (as hereinafter defined) and Contracts which Purchaser elects during the Inspection Period (as hereinafter defined) not to assume. A schedule of all Contracts in existence on the Effective Date is attached hereto as Schedule "1.10"; and

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1.11         All of Seller's right, title and interest in and to all plans and specifications and other architectural and engineering drawings for the Property (the "Plans").

The Property, the Fixtures, the Leases, the Personal Property, the Intangibles, the Warranties, the Approvals, the REAs, the Construction Agreements, the Contracts, the Plans and all other interests of Seller in and to the Property are herein collectively referred to as the "Project".

Section 2.             The Purchase Price. The purchase price (the "Purchase Price") for the Project is THIRTY ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($31,500,000.00), to be paid as follows:

2.1           SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($600,000.00) (such amount and any interest earned on such amount(s), the "Deposit") shall be paid by Purchaser to Benchmark Title Services, 2000 McKinney Avenue, 4th Floor, Dallas, Texas 75201, Attn.: Brett Poston ("Escrow Agent" or "Title Company") within two (2) business days after the Effective Date. The Deposit shall be held in escrow by Escrow Agent to be disbursed as provided in the Earnest Money Escrow Agreement, the form of which is attached hereto as Exhibit "B" (the "Earnest Money Escrow Agreement"). The parties shall execute the Earnest Money Escrow Agreement contemporaneously with the execution of this Agreement. If the purchase and sale of the Project is consummated in accordance with the terms and provisions of this Agreement, then the Deposit shall be applied fully to the Purchase Price at Closing and transferred to an account or accounts designated in writing by Seller. If Purchaser terminates this Agreement in accordance with Section 3.3, the Deposit shall be returned to Purchaser. In all other events, the Deposit shall be disposed of by the Title Company as provided in the Earnest Money Escrow Agreement.

2.2           The balance of the Purchase Price after deducting the Deposit shall be paid to Seller at the Closing, plus or minus prorations and adjustments to be made pursuant to this Agreement, in good immediately available United States funds by wire transfer to a bank account or accounts to be designated in writing by the Title Company prior to the Closing for transfer to an account or accounts designated in writing by Seller.

2.3           Concurrently with the execution of this Agreement, Purchaser shall deliver the sum of $100.00 (the “Independent Consideration”) to Escrow Agent as independent consideration for the execution of this Agreement by Seller and Purchaser. The Independent Consideration shall not be refundable to Purchaser and, following receipt by Escrow Agent, shall be delivered by Escrow Agent to, and thereafter retained by, Seller.

Section 3.              Inspection Period.

3.1           Purchaser will have until 11:59 pm (Charlotte, North Carolina time) on July 28, 2014 (the "Inspection Period") to perform physical inspections and other due diligence and to decide, in Purchaser's sole discretion, whether the Project is satisfactory. Seller has delivered all of the materials described on Exhibit "E" hereto, to the extent in the actual possession of Seller (the "Property Information"). All due diligence costs including, without limitation, all costs of building and site inspections, engineering, environmental and/or other reports or inspections undertaken by Purchaser, shall be paid for by Purchaser.

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3.2           During the Inspection Period, Seller, upon not less than two (2) business days' prior written notice to Seller, will provide Purchaser or its designated representatives access to the Property at reasonable times to conduct, at Purchaser's sole cost and expense, its due diligence with respect to the Project; provided that, (i) such access shall be coordinated with a representative of Seller and accompanied by a representative of Seller, (ii) any entry into any Tenant's space shall be subject to the terms of such Tenant's Lease, (iii) Purchaser shall indemnify, defend and hold Seller harmless from and against all claims for costs, expenses, losses, damages and/or liabilities (collectively "Claims") asserted against Seller arising from Purchaser's due diligence activities on or about the Property, excluding from the foregoing indemnity any Claims relating to (a) the negligence or willful misconduct of Seller or any of Seller's agents or representatives, or (b) any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination), (iv) in no event shall Purchaser conduct any invasive testing on the Property (including any soils borings) without the prior written consent of Seller, (v) Purchaser shall promptly repair any damage resulting from any such activities and restore the Property to its condition immediately prior to such activities, (vi) Purchaser shall fully comply with all applicable laws, ordinances, rules and regulations (collectively, the "Legal Requirements"), and (vii) Purchaser shall not permit any inspections, investigations or other due diligence activities to result in any liens, judgments or other encumbrances being filed against the Property and shall, at its sole cost and expense, as promptly as possible, but in no event more than thirty (30) days, discharge of record any such liens or encumbrances that are so filed or recorded. In no event shall Purchaser conduct any invasive testing without the prior written consent of Seller, which consent may be given or withheld in Seller's sole discretion. Purchaser's liabilities under this Section 3 shall survive the Closing or earlier termination of this Agreement.

3.3           On or before the expiration of the Inspection Period, Purchaser will have the right in its sole and absolute discretion, for any reason or no reason, to terminate this Agreement by giving written notice of termination to Seller. In the event Purchaser fails to timely give notice on or before the expiration of the Inspection Period that Purchaser has elected to waive its right to terminate this Agreement pursuant to this Section 3.3, Purchaser shall be deemed for all purposes to have rejected the Property and the Project and elected to terminate this Agreement. In the event Purchaser timely gives notice of Purchaser's election to waive its right to terminate this Agreement pursuant to this Section 3.3 and any other Section that refers to this Section 3.3, Purchaser shall thereafter have no further right to terminate this Agreement save and except for a failure of Seller to close hereunder as required by Sections 10 and 11 or for the rights to terminate pursuant to Sections 4.1.2, 15 and 16. In the event Purchaser timely exercises its right to terminate this Agreement pursuant to this Section 3.3 or pursuant to any other Section that refers to this Section 3.3, (a) Purchaser shall receive a full return of the Deposit, (b) except for obligations that this Agreement expressly states survive termination, neither party shall have any further rights against the other hereunder, and (c) if requested by Seller, Purchaser shall promptly return to Seller all due diligence materials that Seller may have delivered to Purchaser (together with any copies made by Purchaser or its agents) pursuant to this Section 3.

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Section 4.             Title. Purchaser shall accept good and indefeasible fee simple title to the Property subject only to the Permitted Exceptions (hereinafter defined in Section 4.1.1).

4.1.1.          Seller will promptly order, if it has not previously done so, a title insurance commitment ("Title Commitment") to be issued by the Title Company. In addition, Seller shall deliver to Purchaser Seller's existing "as-built" survey of the Property (the "Existing Survey"). Purchaser shall have the right to obtain an update of the Existing Survey, at Purchaser's sole cost and expense, certified to the Title Company, Purchaser, Seller and Lender ("Survey"). Seller will cause copies of the Title Commitment, all documents of record which are listed as exceptions in the Title Commitment and the Existing Survey (collectively, the "Title Materials") to be delivered to Purchaser on or before the date that is ten (10) business days after the Effective Date. No later than five (5) days prior to the expiration of the Inspection Period ("Title Review Period"), Purchaser may furnish Seller with a written statement of objections, if any, to title to the Property ("Objections"). If, between the end of the Title Review Period and Closing, Purchaser receives notice of additional liens, encumbrances or other matters not reflected in the initial Title Commitment or Survey and not arising by, through or under Purchaser, or otherwise becomes aware of such matters, Purchaser may submit a revised list adding additional Objections (the "Additional Objections"). Purchaser shall be deemed to have agreed to accept title subject to all matters reflected in the Title Commitment and to the state of facts shown on the Survey, other than Objections that have been timely given. All title matters and exceptions set forth in the Title Commitment and the state of facts shown on the Survey which are not Objections, or which are thereafter deemed to be accepted or waived by Purchaser as hereinafter provided are hereafter referred to as the "Permitted Exceptions".

4.1.2.          If Purchaser notifies Seller within the Title Review Period of Objections, or following notice of any Additional Objections, then within five (5) business days after Seller's receipt of Purchaser's notice, Seller shall notify Purchaser in writing ("Seller's Title Response Notice") of the Objections or Additional Objections, if any, which Seller agrees to satisfy at or prior to the Closing, at Seller's sole cost and expense, and of the Objections that Seller cannot or will not satisfy, it being understood Seller shall have no obligation to satisfy any Objections, and Seller shall not be required to bring any action or proceeding or take any other steps to remove any Objections or to expend any monies therefor; provided, however, Seller, at its sole cost and expense, shall be obligated to cure, remove or insure around by Closing all mortgages, deeds of trust, judgment liens, mechanic's and materialmen's liens, and other liens and encumbrances against the Property arising by, through or under Seller (other than liens for taxes and assessments which are not delinquent and liens arising by, through or under Tenants) which either secure indebtedness or can be removed by payment of a liquidated sum of money, whether or not Purchaser objects thereto during the Title Review Period. Failure by Seller to respond to Purchaser by the expiration of said five (5) day response period shall be deemed as Seller's election not to cure the Objections raised by Purchaser. If Seller notifies Purchaser (or is deemed to notify Purchaser) that Seller cannot or will not satisfy any Objections, then Purchaser shall have the option to be exercised within five (5) business days following Purchaser's receipt (or deemed receipt) of the Seller's Title Response Notice of either (i) terminating this Agreement by giving written notice of termination to Seller, whereupon the rights of the parties shall be as set forth in Section 3.3 hereof or (ii) electing to consummate the purchase of the Project, in which case Purchaser shall be deemed to have waived such Objections and such Objections shall become "Permitted Exceptions" for all purposes hereunder. Failure by Purchaser to respond to Seller by the expiration of said five (5) business day response period shall be deemed its election to waive the applicable Objection(s), which shall become "Permitted Exceptions".

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4.1.3.          Provided that Purchaser pays the applicable premium therefor, it is a condition to Purchaser's obligation to close that the Title Company shall issue an Owners Policy of Title Insurance (ALTA 2006 Form) to Purchaser in the amount of the Purchase Price, insuring that Purchaser has good and indefeasible fee simple title to the Property, subject only to the Permitted Exceptions (the "Title Policy"). The premiums for the Title Policy, and all endorsements to the Title Policy requested by Purchaser, shall be paid by Purchaser.

Section 5.            Closing Date. The sale contemplated by this Agreement shall be consummated and closed through an escrow arrangement with the Title Company on August 27, 2014, or such earlier or later date upon which the parties may mutually agree ("Closing Date"). In addition, Purchaser shall have the option to extend the Closing Date for a period of up to fifteen (15) days by delivery of written notice of such extension to Seller and Title Company on or before the business day immediately preceding the originally scheduled Closing Date. In the event Purchaser elects to extend the Closing Date, as set forth above, Purchaser shall deposit with Escrow Agent the additional sum of SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($600,000.00) (the "Additional Deposit") within two (2) business days after the delivery of Purchaser's notice to extend the Closing Date, which Additional Deposit shall be deemed part of the Deposit (and non-refundable, except to the extent any provision of this Agreement otherwise expressly provides for a right to a refund of the Deposit thereafter) and shall be held and disbursed by Escrow Agent in accordance with the terms of this Agreement. The terms and conditions of such escrow arrangement shall be consistent with the terms of this Agreement and shall otherwise be reasonably acceptable to Seller, Purchaser and the Title Company. The consummation and the closing of the purchase and sale of the Project as contemplated by this Agreement are herein referred to as the "Closing".

Section 6.

6.1           "AS IS". Purchaser shall make such investigations and inspections of the Project and the books and records relating thereto as allowed herein to satisfy itself as to all matters relating to its purchase of the Project. Except as otherwise expressly set forth herein, Purchaser shall purchase the Project "AS IS, WHERE IS AND WITH ALL FAULTS", subject to normal wear and tear until Closing and subject to casualty damage as herein provided. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8.1, SELLER HAS NOT MADE, IS NOT MAKING AND HEREBY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND WITH RESPECT TO THE PROJECT, INCLUDING, BUT NOT LIMITED TO, MATTERS OF TITLE (EXCEPT AS SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, AVAILABILITY OF ACCESS, INGRESS OR EGRESS, OPERATING HISTORY OR PROJECTIONS, GOVERNMENTAL APPROVALS, THE PHYSICAL CONDITION OF THE PROJECT, COMPLIANCE WITH LAWS, INCLUDING ENVIRONMENTAL LAWS, OR THE VALUE, CONDITION, MERCHANTABILITY, PROFITABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF THE PROJECT. PURCHASER CONFIRMS THAT IT IS A KNOWLEDGEABLE BUYER OF REAL ESTATE AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF ITS CONSULTANTS IN PURCHASING THE PROPERTY. PURCHASER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE PROJECT AS IT DEEMS NECESSARY. THE TERMS AND CONDITIONS OF THIS SECTION 6 SHALL EXPRESSLY SURVIVE THE CLOSING.

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This Agreement and the Exhibits and Schedules attached hereto contain all the terms of the agreement entered into between the parties, and Purchaser acknowledges that neither Seller nor any representatives of Seller have made any representations or warranties or held out any inducements to Purchaser, other than those herein expressly stated. Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties (and neither Seller nor its representatives made any representations or warranties) other than as expressly set forth herein or in the documents executed by Seller and delivered at Closing, in either case express or implied, as to (i) the current or future real estate tax liability, assessment or valuation of the Property; (ii) the potential qualification of the Property for any and all benefits conferred by federal, state or municipal laws, whether for subsidies, special real estate tax treatment, insurance, mortgages, or any other benefits, whether similar or dissimilar to those enumerated; (iii) the availability of any financing for the purchase, alteration, rehabilitation or operation of the Property from any source, including but not limited to, state, city, or federal government or any institutional lender; (iv) the physical condition of the Property; or (v) compliance with any applicable law, rule or regulation, building code, zoning code and Environmental Law (defined in Section 8.1.10).

Purchaser acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability, including without limitation, liabilities under all Environmental Laws regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA [defined in Section 8.1.10]) concerning the physical characteristics and any existing conditions of the Property. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation. Notwithstanding the foregoing, in no event shall Purchaser be deemed to have released or discharged Seller of or from any responsibility or liability for any of the representations or warranties of Seller set forth in Section 8.1 or any of the covenants or agreements of Seller set forth in this Agreement or any document executed and delivered by Seller at the Closing.

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6.2           Survival. The representations and warranties made by Seller in Section 8 hereof, as the same may be modified hereunder, shall survive the Closing of this Agreement and the passage of title to the Property from Seller to Purchaser. Any claim asserted by Purchaser against Seller for breach of a representation or warranty in Sections 6 or 8 shall be asserted by Purchaser by written notice received by Seller within 180 days from and after the Closing Date (the “Survival Period”); provided, however, that any lawsuit filed in relation to such claim must be filed within one (1) year after the Closing Date or such longer period of time as may be required by applicable law, if any. For purposes of this Section 6 or Section 8, the term "survival" shall mean that the aggrieved party shall only be entitled to pursue a legal claim or cause of action against the other party pursuant to any of such representations to the extent such representation was false as of the Effective Date or the Closing Date, as applicable, such aggrieved party was thereby damaged and files a suit with respect to any legal claim relative to such alleged breach on or before the expiration of the survival period herein indicated.

6.3           Reserved Amount. Until the expiration of the Survival Period (or such longer period as may be applicable pursuant to the immediately following sentence), Seller covenants to maintain a net worth not less than $200,000.00. The covenant in this Section 6.3 shall survive the Closing until the expiration of the Survival Period, except to the extent that a written notice of a claim against Seller for breach of the representations and warranties made by Seller in Section 8 hereof is provided by Purchaser pursuant to Section 6.2 prior to the expiration of the Survival Period, in which case this covenant shall survive until such claim is resolved.

Section 7.             Satisfaction of Liens. If at the Closing there are any liens on the Property which Seller or Purchaser is obligated under the terms of this Agreement to pay and discharge, Seller or Purchaser, as the case may be, shall have the right to instruct the Title Company to use any cash portion of the Purchase Price to satisfy the same, if the obligation is that of Seller, or if the obligation is that of Purchaser, Purchaser shall provide the additional funds necessary to satisfy the same at or before Closing. Provided that Seller shall have delivered to the Title Company at or before the Closing acceptable pay-off letters from any lien holders verifying the amounts to be paid at Closing to satisfy and release such liens of record, and Seller authorizes the Title Company to use the Purchase Price (or a portion thereof) to pay such liens, then the existence of any such liens to be satisfied and released out of the Purchase Price shall not be deemed Objections to title.

Section 8.             Representations, Warranties and Covenants.

8.1           Seller hereby represents, warrants and covenants as of the Effective Date and as of the Closing as follows:

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8.1.1.          Seller is entitled to and has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

8.1.2.          The execution of this Agreement by Seller, the consummation of the transactions herein contemplated, and the execution and delivery of all documents to be executed and delivered by Seller, have been or will be duly authorized by all requisite action on the part of Seller.

8.1.3.          Neither the execution of this Agreement nor the carrying out of the transactions contemplated herein will result in any violation of or be in conflict with the instruments pursuant to which Seller was organized and/or operates, or, to Seller's knowledge, any applicable law, rule or regulation of any Governmental Authority, or of any instrument or agreement to which Seller is a party.

8.1.4.          There are no leases or other tenancies for any space in the Property other than those set forth on the Lease Schedule.

8.1.5.          Except as set forth on Schedule 8.1.5 attached hereto, there are no actions, suits or other proceedings by any person, firm, corporation, Tenant or by any Governmental Authority now pending or, to Seller's knowledge, threatened against or affecting the Project or any part thereof, nor, to Seller's knowledge, are there any investigations pending or threatened against or affecting the Project by any Governmental Authority.

8.1.6.          There are no pending or, to Seller’s knowledge, threatened (a) eminent domain proceedings affecting the Property, in whole or in part, or (b) action or proceeding to change road patterns or grades which would affect ingress to or egress from the Property.

8.1.7.          To Seller's knowledge, there are no persons having any rights or asserting any claims for occupancy or possession of the Property, except Seller, the Tenants, as tenants only under the Leases, and parties having rights under the REA.

8.1.8.          Seller is not a foreign person (as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder).

8.1.9.          Seller is not insolvent or bankrupt. Seller has not commenced (within the meaning of any federal or state bankruptcy law) a voluntary case, consented to the entry of an order for relief against it in an involuntary case, or consented to the appointment of a custodian of it or for all or any substantial part of its property, nor has a court of competent jurisdiction entered an order or decree under any federal or state bankruptcy law that is for relief against Seller in an involuntary case or appointed a custodian of Seller for all or any substantial part of its property.

8.1.10.         Seller has not received any written notice from any Governmental Authority of the violation of any Environmental Laws (as hereinafter defined). "Environmental Laws" means all laws or regulations which relate to the manufacture, processing, distribution, use or storage of Hazardous Materials (as hereinafter defined). "Hazardous Materials" shall mean:

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(a)          Those substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances," or "solid waste" in the: Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. § 9601 et. seq., as amended by the Superfund Amendments and Reauthorization Act or any equivalent state or local laws or ordinances; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. § 6901 et. seq., as amended by the Hazardous and Solid Waste Amendments of 1984, or any equivalent state or local laws or ordinances; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7 U.S.C. § 136 et. seq. or any equivalent state or local laws or ordinances; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et. seq.; the Emergency Planning and Community Right-to-Know Act ("EPCRA"), 42 U.S.C. § 11001 et. seq. or any equivalent state or local laws or ordinances; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. § 2601 et. seq. or any equivalent state or local laws or ordinances; or the Occupational Safety and Health Act, 29 U.S.C. § 651 et. seq. or any equivalent state or local laws or ordinances;

(b)          Those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

(c)          Any material waste or substance which is (A) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1251 et seq. (33 U.S.C. § 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. § 1317) or (B) radioactive materials; and

(d)          These substances included within the definitions of "hazardous substances", "hazardous materials", "toxic substances" or "solid waste" in the Hazardous Waste Management Act of 1978.

8.1.11.         There are no options to purchase or rights of first refusal affecting or relating to the Property.

8.1.12.          Seller is not an employee benefit plan (a "Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), Seller's assets do not constitute "plan assets" within the meaning of the "plan asset regulations" (29.C.F.R. Section 2510.3-101), and Seller's sale of the Property to Purchaser will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

8.1.13.          Seller is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the Office of Foreign Assets Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

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For the purposes hereof, the terms "to the extent of Seller's knowledge and belief," "to Seller's actual knowledge," "to Seller's knowledge," or similar qualifying phrases shall mean the actual, not constructive, knowledge of John G. Hollmeyer, in his capacity as an officer of the manager of Seller, and not individually, and not otherwise; and shall, furthermore, not impose any requirement upon such officer to undertake any independent investigation. In addition, Purchaser hereby acknowledges and agrees that John G. Hollmeyer is acting as an officer of the manager of Seller, and in no manner, expressly or impliedly, is making any of the representations contained herein as an individual and, accordingly, shall have no liability to Purchaser under this Agreement or otherwise.

8.2           Purchaser hereby warrants and represents to Seller as of the Effective Date and as of the Closing, as follows:

8.2.1.          Purchaser is and will continue at all times to be until the Closing an entity, duly and validly existing in the state of its formation.

8.2.2.          The execution of this Agreement by Purchaser, the consummation of the transactions herein contemplated, and the execution and delivery of all documents to be executed and delivered by Purchaser, have been or will be, prior to the Closing, duly authorized by all requisite action on the part of Purchaser and this Agreement has been, and all documents to be delivered by Purchaser pursuant to this Agreement, will be, duly executed and delivered by Purchaser and is or will be, as the case may be, binding upon and enforceable against Purchaser in accordance with their respective terms;

8.2.3.          Neither the execution of this Agreement nor the carrying out by Purchaser of the transactions contemplated herein will result in any violation of or be in conflict with the instruments pursuant to which Purchaser was organized and/or operates, or any applicable law, rule or regulation of any Governmental Authority, or of any instrument or agreement to which Purchaser is a party and no consent or approval of any third party is required for the execution of this Agreement by Purchaser or the carrying out by Purchaser of the transactions contemplated herein.

8.2.4.          Purchaser is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the OFAC of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

8.2.5.          Purchaser is not a Plan subject to ERISA, or Section 4975 of the Code, Purchaser's assets do not constitute "plan assets" within the meaning of the "plan asset regulations" (29.C.F.R. Section 2510.3-101), and Seller's sale of the Property to Purchaser will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

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Section 9.              Operation of Property to Closing; Exclusivity.

9.1           From the Effective Date until the Closing or sooner termination of this Agreement, (a) Seller shall continue to operate the Project in substantially the same manner in which it presently operates the Project; (b) Seller will maintain the existing insurance covering the Property or if any of such policies is expiring such policies shall be replaced with new policies containing the same or substantially similar coverage; and (c) Seller shall not place any mortgage or any other encumbrance, easement, covenant, condition, right-of-way or restriction on the Property or voluntarily take any action that materially and adversely affects title to the Property as same exists on the Effective Date unless required or contemplated by the existing Leases, REA or documents which constitute Permitted Exceptions.

9.2           From and after the Effective Date until the Closing or sooner termination of this Agreement, Seller shall not enter into any new Lease without the prior written or deemed approval of Purchaser (which approval shall not be unreasonably withheld, delayed or conditioned if requested during the Inspection Period but shall be in Purchaser’s sole discretion following the expiration of the Inspection Period) nor shall it amend, modify, extend or terminate any Lease or grant any rent abatement or concessions to existing tenants without the prior written or deemed approval of Purchaser (which approval shall not be unreasonably withheld, delayed or conditioned if requested during the Inspection Period but shall be in Purchaser’s sole discretion following the expiration of the Inspection Period) unless (a) such new Lease, renewal of a Lease or amendment, modification or termination or rent abatement or concession is expressly provided for in an existing Lease as of the Effective Date and Seller provides Purchaser with written notice of its intent to amend, modify, extend or terminate such Lease, or (b) such new Lease, renewal of a Lease or amendment or modification of a Lease relates to one of the Leases described on Schedule "9.2" attached hereto and made a part hereof, and is at a rental rate and otherwise on terms equal to or more favorable than the terms set forth on such Schedule "9.2". Seller shall notify Purchaser of any proposed amendment, modification or termination of a Lease or any proposed new Lease in writing, including the identity of the proposed tenant, together with a summary of the terms thereof in reasonable detail, and Purchaser shall notify Seller in writing within five (5) business days of receipt of its consent thereto or of any objections thereto together with the reasons therefor. In the event Purchaser shall not notify Seller whether or not Purchaser consents to any such amendment, modification or termination of a Lease or any such new Lease within five (5) business days following Purchaser's receipt of Seller's notification thereof, such amendment, modification or termination of a Lease or such new Lease shall be deemed approved by Purchaser. Seller agrees to pay or discharge at or prior to Closing all leasing commissions, costs for tenant improvements, legal fees and other costs and expenses that are due with respect to Leases in force as of or prior to the Effective Date; provided, however, Purchaser and Seller shall prorate based upon the term of such Lease or renewal thereof as of the Closing Date all leasing commissions and costs for tenant improvements that are incurred with respect to Leases and Lease renewals and extensions executed subsequent to the Effective Date in compliance with this Agreement and that are either approved in writing by Purchaser or are permitted without Purchaser’s approval pursuant to this Section 9.2.

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9.3           Seller agrees not to market any portion of the Property for sale from the Effective Date until the earlier of (a) the Closing or (b) a termination of this Agreement.

Section 10.         Conditions to Obligations to Close. (a) The obligations of Purchaser to consummate the transactions contemplated herein shall be subject to the fulfillment of the following conditions ("Purchaser's Conditions"), any of which may be waived by Purchaser in its sole and absolute discretion:

(1)         The representations and warranties of Seller made herein shall be true and correct in all material respects, Seller shall have performed all covenants and agreements made herein and Seller shall have delivered to Purchaser all of the closing documents required pursuant to Section 11.1 hereof.

(2)         Purchaser's receipt of the Required Tenant Executed Estoppels and the REA Estoppels (each as hereinafter defined).

(3)         An unconditional agreement by the Title Company to issue the Title Policy.

(4)         Delivery of possession of the Property to Purchaser subject only to the Permitted Exceptions and to the rights of Tenants under the Leases, as tenants only.

(5)        As of the Closing, there shall be no default (and no event or circumstance that, with the passage of time and/or giving of notice, could be a default) under any Lease with a Major Tenant.

(b)          The obligations of Seller to consummate the transactions contemplated herein shall be subject to the fulfillment of the following conditions ("Seller's Conditions"), any of which may be waived by Seller in its sole and absolute discretion: The representations and warranties of Purchaser made herein shall be true and correct in all material respects, Purchaser shall have performed all covenants and agreements made herein and Purchaser shall have delivered to Seller all of the closing documents required pursuant to Section 11.3 hereof.

In the event any of the Purchaser's Conditions shall not be satisfied as of the Closing Date, Purchaser shall have the right to terminate this Agreement by giving written notice to Seller and receive a return of the Deposit, whereupon neither party shall have any further rights or obligations hereunder except for any provisions of this Agreement that expressly survive termination. In the event that the Seller's Condition shall not be satisfied as of the Closing Date, Seller shall have the right to terminate this Agreement by giving written notice to Purchaser, whereupon the Deposit shall be returned to Purchaser and neither party shall have any further rights or obligations hereunder except for any provisions of this Agreement that expressly survive termination. In the event that any of Seller’s Conditions are not satisfied as a result of a default by Purchaser, then Seller shall have the remedies set forth in Section 16.1 hereof. In the event that any of Purchaser’s Conditions are not satisfied as a result of a default by Seller, then Purchaser shall have the remedies set forth in Section 16.2 hereof.

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Section 11.           Closing Documents.

11.1        At the Closing, Seller shall deliver the following documents to the Title Company, except for the Leases, Contracts and materials referred to in Section 11.1.15, as to which delivery at Closing shall be coordinated with Purchaser:

11.1.1.           a special warranty deed (the "Deed") executed by Seller and acknowledged before a notary public and in the form of Exhibit “C-1” attached hereto and made a part hereof, conveying fee title to the Property to Purchaser subject only to the Permitted Exceptions;

11.1.2.           assignments of Seller's interest in all the Leases in the form of Exhibit "C-2" attached hereto and made a part hereof executed by Seller;

11.1.3.           a notice to all Tenants advising them of the transfer of title to the Property in the form of Exhibit "C-3" attached hereto and made a part hereof executed by Seller;

11.1.4.           bill of sale in the form of Exhibit "C-4" attached hereto and made a part hereof executed by Seller;

11.1.5.           an assignment transferring Seller's right, title and interest in and to Warranties, Approvals and Intangibles, if any, in the form of Exhibit "C-5" attached hereto and made a part hereof executed by Seller;

11.1.6.           a certificate in the form of Exhibit "C-6" attached hereto and made a part hereof executed by Seller;

11.1.7.           a FIRPTA Affidavit executed by Seller stating that Seller is not a foreign person (as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder);

11.1.8.           an assignment of the Contracts in the form of Exhibit "C-7" attached hereto and made a part hereof executed by Seller;

11.1.9.           a notice letter in the form of Exhibit "C-8" attached hereto and made a part hereof executed by Seller to each vendor under a Contract being assigned advising the vendor of the transfer of the Property and the assignment and assumption of the applicable Contract with stamped addressed envelopes and completed certified mail return receipt cards;

11.1.10.         evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Title Company and the underwriter for the Title Policy;

11.1.11.         a tenant rent roll for the Project and an accounts receivable schedule for the Project, each prepared no more than ten (10) days prior to the Closing Date, certified by Seller to be true, correct and complete in all material respects as of the date thereof;

11.1.12.         a closing statement executed by Seller;

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11.1.13.         such other instruments and documents which shall be reasonably necessary in connection with the transaction contemplated herein and which do not impose, create, or potentially create any liability or expense upon Seller not expressly required under this Agreement;

11.1.14.         all keys to the Project; and

11.1.15.         to the extent not previously delivered by Seller to Purchaser and to the extent in Seller's possession or control, (a)  records and files relating to the current operation and maintenance of the Project, including, without limitation, current tax bills, current water, sewer, utility and fuel bills, payroll records, billing records for Tenants, repair and maintenance records and the like which affect or relate to the Project, (b) all architectural and engineering plans and specifications relating to the Property, and (c) all original Leases and Contracts, Approvals, and Warranties. Seller's obligation to provide the files and materials listed herein shall survive the Closing.

11.2       Estoppel Certificates.

11.2.1.          Seller, at its cost and expense, shall diligently and in good faith endeavor to obtain and deliver to Purchaser no later than five (5) business days prior to the Closing estoppel certificates in the form of Exhibit "D-1" attached hereto and made a part hereof (or in such form as may be prescribed under any Lease or in the customary form used by any Tenant that is a regional or national retailer), certified to Purchaser and its successors and assigns ("Estoppel Certificate"), duly executed by each of the Tenants of the Property dated no earlier than forty-five (45) days prior to the Closing Date. Prior to distributing the Estoppel Certificates to the Tenants, Seller shall deliver to Purchaser drafts of the completed Estoppel Certificates (with all applicable exhibits attached, including photocopies of the executed lease and all applicable amendments thereto) for Purchaser's review and approval. Purchaser shall promptly review such drafts and deliver to Seller any requested revisions thereto, and Purchaser shall be deemed to have approved any Estoppel Certificate to which Purchaser does not object within five (5) business days after receipt thereof. Once the Estoppel Certificates have been approved by Purchaser, Seller shall promptly deliver the appropriate Estoppel Certificate to each respective Tenant (with all applicable exhibits attached, including photocopies of the executed lease and all applicable amendments thereto). Promptly after Seller's receipt thereof, Seller shall deliver to Purchaser any executed Estoppel Certificate and any comments to any Estoppel Certificate. Estoppel Certificates that do not indicate (x) any material discrepancy from the Property Information, (y) any Lease amendment, assignment or subletting that was not previously provided by Seller to Purchaser pursuant to Section 3.1 and which is not reasonably acceptable to Purchaser, or (z) any material and adverse claim or landlord default, are herein referred to as the "Tenant Executed Estoppels". In the event that Seller shall not have obtained Tenant Executed Estoppels from the Major Tenants (as hereinafter defined) and other Tenants under Leases comprising at least eighty percent (80%) of the remaining gross leasable area of the Property actually leased to Tenants (collectively, the "Required Tenant Executed Estoppels") at the Closing, Purchaser shall have the right to (i) terminate this Agreement by giving written notice of termination to Seller on or before the Closing Date, whereupon the provisions of Section 3.3 hereof with respect to a termination shall apply, or (ii) adjourn the Closing Date for a period not exceeding thirty (30) days to allow Seller additional time to obtain the Required Tenant Executed Estoppels. Seller agrees to forward any Tenant Executed Estoppels received by Seller from a Tenant to Purchaser within three (3) business days after Seller's receipt of same. For purposes of this Agreement, the "Major Tenant" shall be defined to mean Olive Garden, On the Border, Chili’s, Chick-Fil-A and Red Robin.

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11.2.2.           Seller, at its cost and expense, shall diligently and in good faith endeavor to obtain and deliver to Purchaser no later than five (5) business days prior to the Closing estoppel certificates (the "REA Estoppels"), in form and substance reasonably satisfactory to Purchaser, from the declarant, association, committee, agent and/or other owner, person or entity having governing or approval rights under the REA or any other declaration of covenants, conditions and restrictions or similar instruments governing or affecting the use, operation, maintenance, management or improvement of the Project. In the event any one or more declarants, associations, committees, agents or other owners, persons or entities having governing or approval rights under an REA or other declaration fails or refuses to execute an REA Estoppel, Seller shall have the right, but not the obligation, to execute and deliver to Purchaser an estoppel with respect to the applicable REA, which Seller estoppel shall be deemed an REA Estoppel for purposes of this Agreement.

11.3       At the Closing, Purchaser shall deliver the following documents in addition to payment of the balance of the Purchase Price:

11.3.1           evidence reasonably satisfactory to the Title Company of Purchaser's authority to execute and deliver this Agreement and the documents to be delivered by it pursuant thereto;

11.3.2           an instrument of assumption of all of Seller's obligations under the Leases in the form of Exhibit "C-1" executed by Purchaser;

11.3.3           an instrument of assumption of all of Seller's obligations under those Contracts being assumed by Purchaser, in the form of Exhibit "C-6" executed by Purchaser;

11.3.4           a closing statement executed by Purchaser; and

11.3.5           such other instruments or documents which shall be necessary in connection with the transaction herein contemplated and which do not impose, create, or potentially create any liability or expense upon Purchaser not expressly required under this Agreement.

Section 12.         Brokerage. Except for Berkeley Capital Advisors, Inc. ("Broker"), Seller and Purchaser mutually represent and warrant to each other that there are no brokers involved in this transaction. If, as and when the Closing occurs, but not otherwise, Seller shall pay Broker a commission pursuant to a separate written agreement. Seller and Purchaser shall indemnify, defend and hold harmless the other against any costs, claims or expenses, including reasonable attorneys' fees, arising out of the breach of their respective representations and/or agreements hereunder. The provisions of this Section shall survive the Closing.

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Section 13.       Notices. All notices or other communications hereunder to either party shall be (i) in writing and shall be deemed to be given on the earlier to occur of (a) actual receipt or (b) the second business day after deposit of both the original and copy as provided below in a regularly maintained receptacle for the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as provided hereinafter, and (ii) addressed:

If to Purchaser:	American Realty Capital IV, LLC
405 Park Avenue, 15th Floor
New York, New York 10022
Attn: Michael Weil

With a copy to:	American Realty Capital IV, LLC
405 Park Avenue, 15th Floor
New York, New York 1002
Attn: Jesse Galloway and Jeremy Eichel
E-mail: jgalloway@arlcap.com and jeichel@arlcap.com

With a copy to:	Retail Centers of America, Inc.
2000 McKinney Avenue
Suite 1000
Dallas, Texas 75201
Attention: Chris Cotten and Steve Seitz
E-mail: ccotten@lpc.com and sseitz@lpc.com

With a copy to:	Condon Thornton Sladek Harrell PLLC
8080 Park Lane, Suite 700
Dallas, Texas 75231
Attention: William L. Sladek, Esq.
E-mail: bsladek@ctshlaw.com

If to Seller:	Northlake Commons, L.L.C.
c/o Ferncroft Capital LLC
500 East Boulevard
Charlotte, North Carolina 28203
Attention: John Hollmeyer
E-mail: john@ferncroftcapital.com

With a copies to:	Northlake Commons, L.L.C.
3819 Maple Avenue
Dallas, Texas 75219
Attention: Anna Graves
E-mail: agraves@crowholdings.com

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And:	Northlake Commons, L.L.C.
3819 Maple Avenue
Dallas, Texas 75219
Attention: General Counsel
E-mail: kbryant@crowholdings.com

And:	Winstead
500 Winstead Building
2728 N. Harwood Street
Dallas, Texas 75201
Attention: Greg Zimmerman, Esq.
E-mail: gzimmerman@winstead.com

Notices may also be given by overnight courier service, in which event, the notice shall be deemed delivered on the next business day.

Section 14.           Prorations and Costs.

14.1         Prorations. Purchaser and Seller shall apportion as of 11:59 p.m. (Charlotte, North Carolina time) on the day preceding the Closing, the items hereinafter set forth. Any errors or omissions in computing apportionments at Closing shall be promptly corrected. The obligations set forth in this Section 14 shall survive the Closing. The items to be adjusted are:

14.1.1.    city, state, county, school, ad valorem taxes and other assessments for the fiscal year of sale; should such proration be inaccurate based on the actual millage set forth on the ad valorem tax bill if the current tax bill has not been received by the date of the Closing, either party may demand after the date of Closing, that such taxes and assessments be reprorated based on the actual bill and shall be entitled to receive upon demand, any amount owing to such party based on such reproration; however, notwithstanding the foregoing, there shall be no proration with respect to the portion of ad valorem taxes to be paid by any tenant directly to the applicable Governmental Authority;

14.1.2.    all base rent, percentage rent and additional rent and similar charges (collectively, the "Rent") to the extent collected by Seller. To the extent that Seller receives Rent after the Closing, the same shall be promptly applied in accordance with the terms of this Section 14.1.2 and, if applicable, delivered to Purchaser. Any Rent from a Tenant after the Closing shall be applied in the following order of priority:

(1)         First, to any rents then owing for any calendar month or months following the calendar month in which the Closing occurred; and

(2)         Second, to the rents owing for the calendar month in which the Closing occurred; and

(3)         Third, to rents owing for any calendar month or months preceding the calendar month in which the Closing occurred until the Tenant, under the applicable Lease, is current.

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For a period of one hundred eighty (180) days after the Closing, Purchaser shall bill Tenants for all amounts due under their Leases accruing prior to the Closing (including, without limitation, base rent, additional rent, percentage rent or other Tenant charges for the year 2014) and shall use commercially reasonable efforts to collect from Tenants any base rent, additional rent, percentage rent or other tenant charges owing with respect to the period prior to the Closing. To the extent delinquent amounts for base rents, additional rents, percentage rents and other tenant charges for the period prior to the Closing ("Delinquent Rents") are collected by Purchaser, subject to clauses 1, 2 and 3 above, such amounts, net of reasonable, out of pocket costs of collection, including without limitation, reasonable attorney's fees, shall be paid to Seller no later than thirty (30) days following the date on which such amounts have been received by Purchaser or its agent. Purchaser shall not be obligated to expend any funds or commence legal proceedings to collect any Delinquent Rents. In no event shall Seller commence any legal proceedings against any Tenant after the Closing with respect to any Delinquent Rents.

At Closing, percentage rents shall be separately apportioned based on the percentage rents actually collected by Seller. Such apportionment shall be made separately for each Tenant who is obligated to pay percentage rent on the basis of the fiscal year set forth in the Tenant's Lease for the determination and payment of percentage rent. Any percentage rent received from a Tenant after the Closing shall be applied as follows: (a) Purchaser shall be entitled to a prorata portion of such percentage rent payment based on the number of days within the applicable percentage rent fiscal year period that Purchaser owned the Project and (b) Seller shall be entitled to a prorata portion of such percentage rent payment based on the number of days within the applicable percentage rent period that Seller owned the Project.

No later than April 30, 2015 (the "Final Adjustment Date"), Seller and Purchaser shall make a final adjustment in accordance with the provisions of this Section 14.1 of percentage rent and other items of additional rents for which final adjustments or prorations could not be determined at the Closing, if any, because of the lack of actual statements, bills or invoices for the current period, the year end adjustment of common area maintenance, taxes and like items, the unavailability of final sales figures or amounts for percentage rent or any other reason. Any net adjustment in favor of Purchaser or Seller is to be paid in cash by the other no later than thirty (30) days after such final adjustment has been made.

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14.1.3. To the extent Tenants pay monthly estimates of common area maintenance charges, insurance premiums, taxes and similar expenses (collectively, "Charges") with an adjustment at the end of each fiscal year applicable to Charges, they shall be prorated in accordance with this Section 14.1.3. Until the adjustment described in this Section 14.1.3 is made, all amounts received by Seller as interim payments of Charges before the Closing Date shall be retained by Seller, except that all interim payments received by either party for the month in which the Closing Date occurs shall be prorated as between Seller and Purchaser based upon the number of days in that month and the party receiving the interim payment shall remit to (if received on or after the Closing Date) or credit (if received before the Closing Date) the other party its proportionate share. All amounts received by Purchaser as interim payments of Charges on or after the Closing Date shall be retained by Purchaser until year end adjustment and determination of Seller's allocable share thereof except to the extent provided in Section 14.1.2 above. No later than the Final Adjustment Date, Seller's allocable share of actual Charges for Leases in effect as of the Closing Date shall be determined by multiplying the total payments due from each Tenant for such fiscal year (the sum of estimated payments plus or minus year end adjustments) by a fraction, the numerator of which is Seller's actual cost of providing common area maintenance services and taxes (as the case may be) prior to the Closing Date (within that portion of the fiscal year in which the Closing Date occurs in which the applicable Lease is in effect), and the denominator of which is the cost of providing such services and paying such taxes for the entire fiscal year (or that portion of the fiscal year in which the applicable Lease is in effect). If, on the basis of amounts actually incurred and the estimated payments received by Seller prior to the Closing Date, Seller has retained amounts in excess of its allocable share, it shall remit, within thirty (30) days after notice from Purchaser of the excess owed Purchaser, such excess to Purchaser. If, on the basis of the foregoing amounts, Seller has retained less than its allocable share, Purchaser shall remit, within thirty (30) days after notice from Seller of the amount owed Seller, such amount to Seller to the extent received from the Tenants of the Property.

14.1.4. All other income and all operating expenses of the Project for the assumed Contracts and public utility charges and charges and/or payments under the REAs with respect to the Project shall be prorated at the Closing effective as of the Closing Date, and appropriate cash adjustments shall be made by Purchaser and Seller. Seller and Purchaser shall cooperate to arrange for final utility readings as close to the Closing Date as possible and the issuance of a final bill to Seller with Purchaser being designated the billing party in lieu of Seller for all utilities that may be in the name of Seller from and after the Closing Date. Notwithstanding anything herein to the contrary, the management agreement and leasing agreement, if any, for the Property shall be terminated as of the Closing Date and there shall be no apportionment of any fees or charges thereunder.

14.1.5. At Closing, any prepaid rents attributable to periods from and after the Closing Date and security deposits under the Leases (together with any interest accrued thereon) shall be transferred to Purchaser either directly or by way of a credit in favor of Purchaser.

14.1.6. If, at Closing, the Property or any part thereof shall have been affected by an assessment or assessments, which are or may become payable in annual installments, of which the first installment is then a charge or lien, then for the purposes of this Agreement, all the unpaid installments of any such assessment due and payable in calendar years prior to the year in which the Closing occurs shall be paid by Seller and all installments becoming due and payable after the Closing shall be assumed and paid by Purchaser, except, however, that any installments which are due and payable in the calendar year in which the Closing occurs shall be adjusted pro rata. However, if such an assessment or assessments shall be due in one lump sum payment, then to the extent such assessment(s) is for improvements in place as of the date of this Agreement, then such assessment(s) shall be paid by Seller but if such assessment(s) is for improvements to be made subsequent to the date of Closing, then the same shall be paid by Purchaser.

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14.2         Closing Costs. Closing costs shall be allocated and paid as follows:

COST	RESPONSIBLE PARTY
Title Commitment.	Purchaser
Premium for Title Policy.	Purchaser
Premium for any upgrade of Title Policy for any additional coverage and any endorsements desired by Purchaser, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges	Purchaser
Costs of Survey and/or any revisions, modifications or recertifications thereto	Seller as to existing Survey; Purchaser as to updates, revisions, etc.
Costs for UCC searches	Purchaser
Recording fees	Purchaser
Any deed taxes, documentary stamps, transfer taxes, intangible taxes, or other similar taxes, fees or assessments with respect to the conveyance of the Property	Seller
Any mortgage taxes, documentary stamps, transfer taxes, intangible taxes, or other similar taxes, fees or assessments with respect to any financing obtained by Purchaser and secured by the Property	Purchaser
Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser: ½ Seller: ½
Real Estate Sales Commission to Broker	Seller
All expenses, charges and fees for inspections by Purchaser	Purchaser
Attorneys' fees	Seller and Purchaser as to their respective attorneys
All other closing costs, charges, expenses and fees	The party incurring the same

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Section 15.           Damage or Destruction Prior to Closing and Condemnation.

15.1         If prior to the Closing the Property is damaged or destroyed, but not materially damaged or destroyed, by fire or other casualty, Purchaser shall be required to perform this Agreement and shall be entitled to the net casualty insurance proceeds payable to Seller with respect thereto under the policies of insurance maintained by Seller and a credit against the Purchase Price in the amount by which the cost of repair and restoration of such damage or destruction as estimated by the engineer or contractor selected by Seller and Purchaser exceeds the sum of such net casualty insurance proceeds and any payment or contribution obligation of any Tenants under the Leases. If the Property is materially damaged or destroyed by fire or other casualty, Purchaser may terminate this Agreement on written notice to Seller given within ten (10) business days after receiving written notice from Seller of the occurrence of such fire or casualty. If Purchaser shall exercise such option to terminate, it shall be deemed that Purchaser terminated this Agreement pursuant to Section 3.3 and the rights of the parties shall be as set forth therein. If Purchaser does not exercise such option to terminate, this Agreement shall remain in full force and effect in accordance with its terms and Purchaser shall be entitled to the net casualty insurance proceeds with respect thereto under the policies of insurance maintained by Seller and a credit against the Purchase Price in the amount by which the cost of repair and restoration of such damage or destruction as estimated by the engineer or contractor selected by Seller and Purchaser exceeds the sum of such net casualty insurance proceeds and any payment or contribution obligations of any Tenants under the Leases. In the event of any damage by fire or other casualty, the determination as to whether such damage or destruction is material in cost shall be made by an engineer or contractor mutually agreed upon by Seller and Purchaser. For purposes hereof, the Project shall be deemed "materially damaged or destroyed" if (i) the cost of repair and restoration of such damage or destruction as estimated by the engineer or contractor selected by Seller and Purchaser is greater than $1,000,000.00 or would take longer than sixty (60) days to repair, or (ii) if such damage or destruction will entitle any Tenant occupying greater than 5,000 square feet to terminate its Lease or abate its rent in whole for a period in excess of one hundred eighty (180) days. If prior to Closing the Property is damaged or destroyed and such damage or destruction is not covered by insurance, and Purchaser does not elect to terminate the Agreement as provided above, Purchaser shall be entitled to a credit against the Purchase Price for the cost of repair and restoration of such damage or destruction as estimated by the engineer or contractor selected by Seller and Purchaser.

15.2         In the event proceedings to condemn the Property or any portion thereof are commenced before the Closing, Purchaser shall have the right to terminate this Agreement in which event it shall be deemed that Purchaser terminated this Agreement pursuant to Section 3.3 hereof and the rights of the parties shall be as set forth therein. In the event Purchaser does not elect to terminate this Agreement, Seller shall assign to Purchaser, at the Closing, all of Seller's rights, title and interest in and to any condemnation proceeds payable with respect to the Property or grant Purchaser a credit against the Purchase Price equal to the amount of any condemnation award paid to Seller.

Section 16.           Remedies.

16.1         IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY PURCHASER HEREUNDER, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY FOR PURCHASER'S DEFAULT, SUBJECT, HOWEVER, TO THE TERMS OF SECTION 18.2 BELOW, SHALL RETAIN THE DEPOSIT, AS LIQUIDATED DAMAGES, THE PARTIES HAVING AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO PURCHASER'S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING SHALL BE DEEMED TO BE SELLER'S UNCONDITIONAL AND IRREVOCABLE ELECTION OF A REMEDY FOR A DEFAULT BY PURCHASER UNDER THIS AGREEMENT OTHER THAN FOR OBLIGATIONS OR INDEMNITIES OF PURCHASER WHICH SURVIVE A TERMINATION OR CLOSING HEREUNDER.

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16.2         If Seller shall default in its obligations under this Agreement or if there shall be a breach discovered by Purchaser before Closing of any of Seller's representations or warranties that has a material and adverse effect on Seller and/or the Project, the parties hereto agree that Purchaser's sole remedies shall be limited either (a) to the termination of this Agreement as set forth in Section 3.3 hereof and recovery of the reasonable, out-of-pocket costs and expenses incurred by Purchaser and paid to third parties unaffiliated with Purchaser in connection with the transaction contemplated by this Agreement not to exceed $100,000.00, or (b) to specific performance of this Agreement.

16.3         The provisions of Sections 16.1 and 16.2 hereof shall not limit any rights or remedies that either party may have against the other with respect to those provisions of this Agreement that survive Closing or the documents delivered pursuant to Sections 11.1 and 11.3 hereof. Without limiting the generality of the foregoing, the provisions of Sections 16.1 and 16.2 hereof shall not limit any rights of the parties to recover legal fees as set forth in Section 18.2 hereof.

Section 17.           Reporting Requirements. Purchaser and Seller shall each deposit such other instruments required to close the escrow and consummate the purchase and sale of the Property in accordance with the terms hereof, including, without limitation, an agreement designating the Title Company as the "Reporting Person" for the transaction pursuant to Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder, and executed by Seller, Purchaser and the Title Company, but in no event shall such instruments impose, create or potentially create any liability for Seller or Purchaser not expressly provided for herein. Such agreement shall comply with the requirements of Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder.

Section 18.           Miscellaneous.

18.1         This Agreement constitutes the entire Agreement between the parties and supersedes any other previous agreement, oral or written, between the parties. This Agreement cannot be changed, modified, waived or terminated orally but only by an agreement in writing signed by the parties hereto. The parties hereby acknowledge and agree this Agreement shall not be executed, entered into, altered, amended or modified by electronic means. Without limiting the generality of the foregoing, the parties hereby agree the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in the "Notices" section of this Agreement. This Agreement shall be binding upon the parties hereto and their respective heirs, executors, personal representatives and permitted successors and assigns.

18.2         In the event of a default by either party hereto which becomes the subject of litigation, the losing party agrees to pay the reasonable legal fees, court costs and expenses incurred or paid by the prevailing party. For purposes of this Section, a party will be considered to be the "prevailing party" if (a) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (b) such party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking. The provision of this Section shall survive the Closing or the termination of this Agreement.

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18.3         This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same original, and the execution of separate counterparts by Purchaser and Seller shall bind Purchaser and Seller as if they had each executed the same counterpart.

18.4         This Agreement shall be governed, construed and enforced in accordance with the laws of the State of North Carolina. The headings used in this Agreement are for convenience only and do not constitute substantive matters to be considered in construing same.

18.5         The parties agree that neither this Agreement nor any memorandum or notice thereof shall be recorded.

18.6         Except as set forth below, this Agreement may not be assigned by Purchaser in whole or in part without the prior written consent of the Seller. Without limiting the generality of the foregoing, for any assignment by Purchaser to be effective, Seller, no later than Closing, shall have received an executed copy of each assignment and assumption instrument pursuant to which Purchaser assigns all of its right, title and interest in and to this Agreement to the assignee(s) (including all rights to the Deposit) and the assignee(s) assume and agree to be bound by all of the obligations of Purchaser under this Agreement. Further, Purchaser is entering into this Agreement for and on behalf of ARC NCCHRNC001, LLC ("Approved Assignee") and intends, and shall have the right, to assign its rights under this Agreement to Approved Assignee prior to Closing. Notwithstanding the foregoing, Purchaser shall also have the right to assign this Agreement to American Realty Capital-Retail Centers of America II, Inc. and its affiliates without the prior written consent of Seller. No assignment of this Agreement shall release Purchaser herein. Notwithstanding the foregoing, Purchaser shall have the right to assign this Agreement without the consent of Seller to an entity that is owned or controlled by, or under common ownership or control with, Purchaser, or in which Purchaser or an individual or entity that owns or controls Purchaser or is under common ownership or control with Purchaser is a general partner or managing member.

18.7         Submission of this form of Agreement for examination shall not bind Seller or Purchaser in any manner nor be construed as an offer to sell and no contract or obligations of Seller or Purchaser shall arise until this Agreement is executed by both Seller and Purchaser and delivery is made to each.

18.8         Each of the parties agrees that upon request from the other party following the Closing and without further consideration, such party shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts or instruments as shall be reasonably requested by a party in order to effect or carryout the transactions contemplated herein provided same do not impose any obligations or liabilities upon the party not contemplated in this Agreement. The provisions of this Section 18.8 shall survive the Closing.

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18.9         Any and all liabilities and obligations of Purchaser under this Agreement shall be satisfied solely out of the properties and assets of Purchaser, as they may exist from time to time, and in no event shall the properties or assets of the direct or indirect partners of Purchaser, or of the affiliate partnerships or corporations or successors or assigns of any such direct or indirect partners or affiliates, or the directors, officers or shareholders of any of the foregoing, be subject to satisfaction of any liabilities or obligations of Purchaser under this Agreement. Any and all liabilities and obligations of Seller under this Agreement shall be satisfied solely out of the properties and assets of Seller, as they may exist from time to time, and in no event shall the properties or assets of the direct or indirect partners of Seller, or of the affiliate partnerships or corporations or successors or assigns of any such direct or indirect partners or affiliates, or the directors, officers or shareholders of any of the foregoing, be subject to satisfaction of any liabilities or obligations of Seller under this Agreement

18.10         If the final date of any period set forth herein (including, but not limited to, the Closing Date) falls on a Saturday, Sunday or legal holiday under the laws of the State of North Carolina, the State of Texas, or the United States of America, the final date of such period shall be extended to the next day that is not a Saturday, Sunday or legal holiday. The term "days" as used herein shall mean calendar days, with the exception of "business days", which term shall mean each day except for any Saturday, Sunday or legal holiday under the laws of the State of North Carolina, the State of Texas or the United States of America. Time is of the essence in the performance of this Agreement.

Section 19.           Confidentiality. All Property Information provided by Seller or its agents and representatives to Purchaser with respect to the Property ("Confidential Information") shall be treated as confidential information by Purchaser, using the same degree of care with respect to the Confidential Information as Purchaser employs with respect to its own proprietary or confidential information of like importance. Notwithstanding the foregoing, Purchaser may disclose Confidential Information (i) to its respective directors, officers, members, managers, consultants, investors, lenders, appraisers, attorneys, accountants, advisers, and affiliates (collectively, "Related Parties"), provided the Purchaser shall advise each parties of the confidential nature of such information and that such parties are required to maintain the confidentiality thereof, and (ii) to the extent Purchaser is required to disclose the same pursuant to a court order, applicable laws (including making such public statements or filings as may be required under any regulations of the U.S. Securities and Exchange Commission applicable to Purchaser or its affiliates or as may be otherwise advised by counsel to Purchaser) or pursuant to a legal dispute between Purchaser and Seller. Purchaser and the Related Parties shall not be obligated to keep confidential any Confidential Information that (1) is already in the public domain, (2) is or becomes generally available to the public other than as a result of a disclosure or one of the Related Parties by Purchaser, or (3) is or becomes available to Purchaser on a non-confidential basis from a source other than Seller who, to Purchaser's knowledge, is not subject to a confidentiality agreement with, or other obligation of secrecy to, Seller prohibiting such disclosure. If this Agreement is terminated for any reason, Purchaser shall promptly deliver to Seller all Confidential Information it has received from Seller including all copies or certify to Seller that Purchaser has destroyed same; provided, however, Purchaser (x) will be entitled to retain one copy of the Confidential Information for compliance purposes or for the purposes of defending or maintaining litigation or threatened litigation, subject to the continued application of the provisions of this Section and (y) will not be obligated to erase Confidential Information that is contained in an archived computer system made in accordance with its security and/or disaster recovery procedures on the understanding that any such retained Confidential Information shall remain subject to the continued application of the provisions of this Section. Purchaser's obligations under the foregoing provisions of this Section shall terminate on the earlier of (x) twelve months from the Effective Date, or (y) the Closing Date.

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Except as required by applicable law, neither party shall publicize this transaction in the media after the Closing without the prior written approval of the other party. Without limiting the foregoing requirement for Seller approval, the name "Crow Holdings" shall not be used or referenced in any public announcement, press release or public disclosure relating to the transactions contemplated under this Agreement. Purchaser acknowledges and agrees that the use of such name in any public announcement, press release or public disclosure is not accurate and Purchaser will instruct Purchaser's partners, investors, agents, employees, officers, directors and attorneys (collectively, the "Purchaser Parties") to comply with this provision. Purchaser, on behalf of itself and the Purchaser Parties, stipulates that the breach of the foregoing requirements will cause irreparable harm to Purchaser for which damages may not constitute an adequate remedy. Accordingly, Purchaser agrees, on its own behalf and on behalf of the Purchaser Parties, that any breach of the foregoing requirements may be enjoined by an appropriate court order or judgment. Seller's remedies are not limited to injunctive relief for a breach of these requirements, and all legal and equitable remedies will continue to be available to Seller, except that in no event shall Purchaser be liable for any consequential, special or punitive damages. This provision shall survive Closing.

Section 20.         Indemnity. Seller shall indemnify, hold harmless and defend Purchaser, Retail Centers of America, Inc., Purchaser's affiliates, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the "Indemnified Purchaser Parties") from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys' fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, "Claims") that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against the Indemnified Purchaser Parties, to the limited extent relating to any actual negligence or willful misconduct of Seller occurring with respect to the Property prior to the Closing Date. Purchaser shall indemnify, hold harmless and defend Seller, Seller's affiliates, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the "Indemnified Seller Parties") from any and all Claims that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Indemnified Seller Parties, to the limited extent relating to any actual negligence or willful misconduct of Purchaser occurring with respect to the Property from and after the Closing Date. In no event shall either Seller or Purchaser be deemed to have indemnified the other for any Claims arising out of or relating to the negligence or willful misconduct of the indemnified party. The provisions of this Section shall survive Closing.

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Section 21.         SEC S-X 3-14 Audit. Seller understands that Purchaser is subject to the reporting requirements of the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and Rule 3-14 of Regulation S-X. In order to enable Purchaser to comply with such reporting requirements, Seller agrees to provide Purchaser and its representatives information required for Purchaser to comply with Rule 3-14 (as reasonably determined by Purchaser's counsel) including, but not limited to, if applicable, Seller's most current financial statements relating to the financial operation of the Project for the current fiscal year and the most recent pre-acquisition fiscal year, and upon request and, to the extent required under such Rule 3-14, support for certain operating revenues and expenses specific to the Project. Within five (5) days following a written request from Purchaser, Seller shall provide a letter to Purchaser's auditors in substantially the form attached hereto as Exhibit "F". Seller understands that certain of such financial information may be included in filings required to be made by Purchaser with the U.S. Securities and Exchange Commission. This Section 21 shall survive Closing for a period of one (1) year.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

PURCHASER:

AMERICAN REALTY CAPITAL IV, LLC,
a Delaware limited liability company

By:	/s/ Edward M. Weil, Jr.
Name:	Edward M. Weil, Jr.
Title:	President

SELLER:

NORTHLAKE COMMONS, L.L.C., a
Delaware limited liability company

By:	Ferncroft Northlake, LLC,
a North Carolina limited liability
company, its manager

By:	/s/ John R. Hollmeyer
Name:	John R. Hollmeyer
Title:	Manager

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SCHEDULE "1.5"

Schedule of Leases

[Follows this Page]

29

30

SCHEDULE "1.10"

List of Contracts

31

SCHEDULE "8.1.5"

List of Pending Claims and Litigation

None.

32

SCHEDULE "9.2"

Leases to be Renewed

33

EXHIBIT "A"

Description of Land

BEING all those tracts or parcels of land located in the City of Charlotte, Mecklenburg County, North Carolina and being more particularly described as follows:

Outparcel A, Outparcel B, Outparcel C, Outparcel D, Outparcel E and Outparcel F and Water Quality Parcel as more particularly shown on that plat entitled “Final Record Map – NorthLake Mall, Phase I, Map 2 (NorthLake Commons),” prepared by F. Donald Lawrence & Associates, P.A., dated February 8, 2005, last revised May 18, 2005 and recorded in Map Book 43 at Page 699 in the Mecklenburg County Public Registry.

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EXHIBIT B

EARNEST MONEY ESCROW AGREEMENT

This Escrow Agreement ("Escrow Agreement"), dated the ____ day of July, 2014, between NORTHLAKE COMMONS, L.L.C., a Delaware limited liability company ("Seller"), AMERICAN REALTY CAPITAL IV, LLC, a Delaware limited liability company ("Purchaser"), and BENCHMARK TITLE SERVICES ("Escrow Agent").

WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated July _____, 2014 ("Purchase Agreement"), a copy of which has been provided to Escrow Agent, Seller agreed to sell to Purchaser and Purchaser agreed to purchase from Seller, that certain real property and the building improvements located thereon (collectively, the "Property") known as Northlake Commons; and

WHEREAS, the parties are entering into this Escrow Agreement pursuant to Section 2 of the Purchase Agreement whereby Purchaser is depositing with the Escrow Agent the sum of $600,000.00 (together with any undisbursed interest thereon and any additional sums deposit hereunder, the "Deposit") to be held and disbursed in accordance with the provisions of this Escrow Agreement.

NOW, THEREFORE, in consideration of Ten and No/100 ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller, Purchaser and Escrow Agent hereby agree as follows:

1.           Escrow Agent agrees to hold the Deposit, subject to receipt, in escrow and disburse the Deposit in accordance with the terms of this Escrow Agreement.

2.           Escrow Agent shall disburse the Deposit as follows:

2.1           Escrow Agent shall deliver the Deposit to Seller (a) upon the Closing hereunder or (b) in the event that Seller makes a written demand therefor stating that Purchaser has failed to perform Purchaser's obligations hereunder.

2.2           Escrow Agent shall return the Deposit to Purchaser (a) if Purchaser terminates the Purchase Agreement pursuant to Section 3.3 thereof or (b) in the event that Purchaser makes a written demand therefor stating that Seller has failed to perform Seller's obligations hereunder or that Purchaser is entitled to the Deposit pursuant to the provisions of the Purchase Agreement.

2.3           In the event that Escrow Agent intends to release the Deposit to either party pursuant to clause 2.1(b) or 2.2(b) hereof, then Escrow Agent shall give to the other party not less than five (5) business days prior written notice of such fact and if Escrow Agent actually receives written notice during such five (5) business day period that such other party objects to the release, then Escrow Agent shall not release the Deposit and any such dispute shall be resolved as provided herein.

3.           Escrow Agent shall invest the Deposit in an interest bearing F.D.I.C. insured account (which account shall not be a money-market account) acceptable to Seller and Purchaser. Purchaser shall be responsible for paying all taxes on any interest earned on the Deposit, which obligation shall survive the Closing.

4.          Escrow Agent may not commingle the Deposit with other funds held in its "trustees account".

5.          In the event that a dispute shall arise as to the disposition of the Deposit or any other funds held hereunder in escrow, Escrow Agent shall have the right, at its option, to either hold the same or deposit the same with a court of competent jurisdiction pending decision of such court, and Escrow Agent shall be entitled to rely upon the decision of such court.

6.          Escrow Agent shall have no liability whatsoever arising out of or in connection with its activity as escrow agent except in the case of its negligence or willful misconduct or a breach by Escrow Agent of this Escrow Agreement and Seller and Purchaser jointly and severally agree to indemnify and hold harmless Escrow Agent from all loss, cost, claim, damage, liability and expenses (including reasonable attorneys' fees) which may be incurred by reason of its acting as escrow agent unless caused by Escrow Agent's negligence or willful misconduct or a breach by Escrow Agent of this Escrow Agreement.

7.          Escrow Agent shall be entitled to rely upon any judgment, certification, demand or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein, the propriety or validity thereof, or the jurisdiction of a court issuing any such judgment. Escrow Agent may act in reliance upon (x) any instrument or signature believed to be genuine and duly authorized, and (y) advice of counsel in reference to any matter or matters connected therewith.

8.          In the event of a dispute concerning disposition of the Deposit, the party to whom the Deposit is finally awarded by a court of competent jurisdiction shall be entitled to be reimbursed by the other party for its reasonable legal fees incurred in the dispute, court costs and expenses incurred or paid by the prevailing party.

9.          Notices given under this Escrow Agreement shall be given to the parties at the addresses set forth on the signature page of this Escrow Agreement in the manner set forth in Section 13 of the Purchase Agreement.

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date above written.

SELLER:

NORTHLAKE COMMONS, L.L.C., a Delaware limited liability company

By:	Ferncroft Northlake, LLC,
a North Carolina limited liability
company, its manager

By:
Name:
Title:

PURCHASER:

AMERICAN REALTY CAPITAL IV, LLC,
a Delaware limited liability company

By:
Name:
Title:

ESCROW AGENT:

BENCHMARK TITLE SERVICES

By:
Name:
Title:

Address for Notices to Escrow Agent:

Benchmark Title Services

2000 McKinney Avenue, 4th Floor

Dallas, Texas 75201

Attn.: Brett Poston

E-mail: bposton@bmktitle.com

If to Purchaser:	American Realty Capital IV, LLC
405 Park Avenue, 15th Floor
New York, New York 10022
Attn: Jeremy Eichel and Jesse Galloway
E-mail: jgalloway@arlcap.com and jeichel@arlcap.com

With a copy to:	Retail Centers of America, Inc.
2000 McKinney Avenue
Suite 1000
Dallas, Texas 75201
Attention: Chris Cotten
E-mail: ccotten@lpc.com

With a copy to:	Condon Thornton Sladek Harrell PLLC
8080 Park Lane, Suite 700
Dallas, Texas 75231
Attention: William L. Sladek, Esq.
E-mail: bsladek@ctshlaw.com

If to Seller:	Northlake Commons, L.L.C.
c/o Ferncroft Capital LLC
500 East Boulevard
Charlotte, North Carolina 28203
Attention: John Hollmeyer
E-mail: john@ferncroftcapital.com

With a copies to:	Northlake Commons, L.L.C.
3819 Maple Avenue
Dallas, Texas 75219
Attention: Anna Graves
E-mail: agraves@crowholdings.com

And:	Northlake Commons, L.L.C.
3819 Maple Avenue
Dallas, Texas 75219
Attention: General Counsel
E-mail: kbryant@crowholdings.com

And:	Winstead
500 Winstead Building
2728 N. Harwood Street
Dallas, Texas 75201
Attention: Greg Zimmerman, Esq.
E-mail: gzimmerman@winstead.com

EXHIBIT "C-1"

SPECIAL WARRANTY DEED

NORTH CAROLINA SPECIAL WARRANTY DEED

Excise Tax $_______________

Tax Lot Nos. 025-091-22; -34; -35; -36; -37; -38; -39     Parcel Identifier No.      ________________________________________

Verified by       _______________________ County on the      _____________ day of       _____________________,       ___________________________________

By

Mail after recording to

This instrument was prepared by

Brief description for the Index

THIS DEED made this ______________ day of _______________, 2014_______, by and between

GRANTOR NORTHLAKE COMMONS, L.L.C., a Delaware limited liability company c/o Ferncroft Capital 500 East Boulevard Charlotte, North Carolina 28203 ATTN: John R. Hollmeyer	GRANTEE

Enter in appropriate block for each party: name, address, and, if appropriate, character of entity, e.g. corporation or partnership.

The designation Grantor and Grantee as used herein shall include said parties, their heirs, successors, and assigns, and shall include singular, plural, masculine, feminine or neuter as required by context.

WITNESSETH, that the Grantor, for a valuable consideration paid by the Grantee, the receipt of which is hereby acknowledged, has and by these presents does grant, bargain, sell and convey unto the Grantee in fee simple, that certain lot or parcel of land situated in the City of Charlotte, Mecklenburg County, North Carolina and more particularly described on EXHIBIT A attached hereto and made a part hereof by reference (the “Property”).

The Property hereinabove described was acquired by Grantor by instrument recorded in Book 18082, Page 371 in the Mecklenburg County Public Registry.

A map showing the above-described Property is recorded in Plat Book 43 page 699

All or a portion of the Property herein conveyed ☐ includes or ☒ does not include the primary residence of a Grantor.

TO HAVE AND TO HOLD the aforesaid lot or parcel of land and all privileges and appurtenances thereto belonging to the Grantee in fee simple.

And the Grantor covenants with the Grantee, that Grantor has done nothing to impair such title as Grantor received, and Grantor will warrant and defend the title against the lawful claims of all persons claiming by, under or through Grantor, except for the exceptions hereinafter stated.

Title to the Property hereinabove described is subject to the exceptions set forth on EXHIBIT B, attached hereto and made a part hereof by reference.

IN WITNESS WHEREOF, the Grantor has executed this Deed as of the day and year first above written.

NORTHLAKE COMMONS, L.L.C., a Delaware limited liability company

Use Blank Ink	By:	Ferncroft Northlake, LLC, a North Carolina limited liability company, its manager

By:
Name:
Title:

STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG

I certify that the following person(s) personally appeared before me this day, each acknowledging to me that he or she voluntarily signed the foregoing document for the purpose stated therein and in the capacity indicated:

(insert name(s) of those signing):

Date: __________________, 2014	Official Signature of Notary: _______________________
Notary's printed or typed name:_______________________

My commission expires: _______________

(Official Seal)

Exhibit A To Special Warranty Deed

LEGAL DESCRIPTION

Exhibit B To Special Warranty Deed

PERMITTED EXCEPTIONS

EXHIBIT "C-2"

ASSIGNMENT AND ASSUMPTION OF LEASES

ASSIGNMENT AND ASSUMPTION OF LEASES (this "Assignment") made as of the ____ day of ____________________, 2014, by and between __________________________, a ______________________________ ("Assignor"), and _________________________, a _____________________ ("Assignee").

WITNESSETH:

WHEREAS, Assignor and ___________________________ entered into that certain Purchase and Sale Agreement, dated _______________ __, 2014 ("Contract") covering the Premises (as hereinafter defined), which Contract was assigned by _________________ to Assignee; and

WHEREAS, Assignor has simultaneously herewith conveyed to the Assignee all of Assignor's right, title and interest in and to the premises commonly known as Northlake Commons (the "Premises"), and in connection therewith, Assignor has agreed to assign to Assignee all of Assignor's right, title and interest in and to those leases described on the schedule attached as Exhibit "A" hereto and the guaranties and other documents related thereto, if any (collectively, the "Leases").

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.          Assignor hereby assigns unto Assignee, all of the right, title and interest of Assignor in and to the Leases;

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns from and after the date hereof, subject to the terms, covenants and conditions of the Leases.

2.          Assignee assumes the payment and performance of all of the obligations, covenants, duties and liabilities of the landlord under the Leases arising or accruing under the Leases from and after the date hereof. Assignee agrees to indemnify, protect, defend and hold Assignor harmless from and against any and all claims, demands, liabilities, losses, costs, damages or expenses including, without limitation, reasonable attorneys' fees and costs (collectively, "Claims") arising as a result of any act, omission or obligation of Assignee arising or accruing with respect to the Leases on or after the date hereof, including, without limitation, any failure by Assignee to comply with any applicable law from and after the date hereof with respect to the security deposits under the Leases transferred to Assignee on the date hereof.

3.          Assignor hereby agrees to indemnify, protect, defend and hold Assignee harmless from and against any and all Claims arising as a result of any act, omission or obligation of Assignor arising or accruing with respect to the Leases prior to the date hereof, including, without limitation, any failure by Assignor to comply with any applicable laws prior to the date hereof with respect to the security deposits under the Leases that are being transferred to Assignee on the date hereof.

4.          Assignee acknowledges and agrees that the Leases are being assigned to Assignee by Assignor "As-Is" and without representation or warranty of any kind, whether express or implied, except only as expressly set forth in, and subject to the limitations of, Section 6.1 of the Contract.

5.          This Assignment shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives.

6.          This Assignment may be executed in separate counterparts, which, together, shall constitute one and the same fully executed Assignment. The entities comprising Assignor shall be jointly and severally liable for the obligations and liabilities of Assignor hereunder.

IN WITNESS WHEREOF, this Assignment has been duly executed as of the date first above written.

ASSIGNOR:

,
a

By:
Name:
Title:

ASSIGNEE:

,
a

By:
Printed Name:
Its:

EXHIBIT "C-3"

TENANT NOTICE LETTER

___________________, 2014

[Name]

[Company]

[Mailing Address]

[City, State, Zip]

Re:	Lease dated _______________________ (as amended, modified and supplemented from time to time, the "Lease") by and between _______________________________ ("Landlord") and __________________________________ ("Tenant") concerning the Demised Premises known as ________________________________ located in Northlake Commons, Charlotte, North Carolina

Dear [ ]:

Please be advised that, as of the date set forth above, the Shopping Center and Landlord's interest in the Lease were purchased by ___________________________________ ("New Owner"). All security deposits, to the extent held by Landlord, were transferred to New Owner. Landlord hereby irrevocably instructs and authorizes you to hereafter make all payments, Rent and otherwise, payable to ________________________ and deliver such payments to:

____________________________________

____________________________________

____________________________________

The instructions set forth herein are irrevocable and are not subject to modification in any manner except that any successor landlord or lender, so identified by New Owner, may by written notice to you rescind the instructions contained herein.

Very truly yours,

,
a

By:
Name:
Title:

EXHIBIT "C-4"

BILL OF SALE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, _________________________________________, a ______________________ ("Seller"), does hereby sell, transfer and convey to ___________________________, a ______________________ ("Purchaser"), all personal property owned by Seller and used in connection with the operation of that certain real property more particularly described in Exhibit A attached hereto (collectively, the "Personal Property").

PURCHASER ACKNOWLEDGES THAT SELLER IS SELLING AND PURCHASER IS PURCHASING SUCH PERSONAL PROPERTY ON AN "AS IS WITH ALL FAULTS" BASIS AND THAT PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS, OR BROKERS AS TO ANY MATTERS CONCERNING SUCH PERSONAL PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES AS TO TITLE OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING THE FOREGOING, SELLER REPRESENTS AND WARRANTS THAT IT OWNS ALL OF THE PERSONAL PROPERTY FREE AND CLEAR OF ALL LIENS AND ENCUMBRANCES AND RIGHTS OF THIRD PARTIES.

Dated: ___________________, 2014.

SELLER:

,
a

By:
Name:
Title:

EXHIBIT C-5

ASSIGNMENT OF WARRANTIES, APPROVALS AND INTANGIBLES

ASSIGNMENT OF WARRANTIES, APPROVALS AND INTANGIBLES (this "Assignment") made as of the ____ day of _______________, 2014, by and between ___________________________, a ______________________ ("Assignor"), and ________________________, a ________________________________ ("Assignee").

W I T N E S S E T H:

WHEREAS, Assignor has simultaneously herewith conveyed to Assignee all of Assignor's right, title and interest in and to the premises commonly known as Northlake Commons, Charlotte, North Carolina (the "Premises"), and in connection therewith, Assignor has agreed to assign to Assignee all of Assignor's right, title and interest, if any, in and to (i) any warranties and/or guaranties relating to the Premises (collectively, "Warranties"), (ii) any governmental consents, authorizations, variances, waivers, licenses, permits and approvals relating to the Premises (collectively, "Approvals") and (iii) the trademark, service mark, trade name and name "Northlake Commons" and all other trademarks, services marks, trade names, names and logos used in connection with the advertising and promotion of the Premises or otherwise relating to the Premises, and any variations thereof, together with all good will of the business connected with the use of and symbolized by such trademarks, service marks, trade names, names and logos, any telephone numbers and listings for the Premises and any copyrights, trade secrets, intellectual property and other intangible property relating to the Premises (collectively, "Intangibles"), but expressly excluding (a) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Premises, including, without limitation, budgets prepared by or on behalf of Assignor or any affiliate of Assignor, (b) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Premises and/or Assignor, or which are subject to a confidentiality agreement, and (c) any trade name, mark or other identifying material that includes the names "Trammell Crow," "Crow Holdings Capital Partners," "CH Realty," "Crow Holdings" or any derivative thereof.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.          Assignor hereby assigns unto Assignee, all of the right, title and interest, if any, of Assignor in and to the Warranties, Approvals and Intangibles. The execution of this Assignment shall not be deemed to constitute a representation or warranty by Assignor that Assignor has the right to transfer any right, title or interest in any warranty, permit or intangible or that Assignee shall be entitled to receive the benefit of any such right, title or interest;

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns from and after the date hereof.

2.          This Assignment shall be binding on Assignor and its successors, assigns and legal representatives and shall inure to the benefit of the Assignee and its successors, assigns and legal representatives.

3.          This Assignment may be executed in separate counterparts, which, together, shall constitute one and the same fully executed Assignment. The entities comprising Assignor shall be jointly and severally liable for the obligations and liabilities of Assignor hereunder.

IN WITNESS WHEREOF, this Assignment has been duly executed as of the date first above written.

ASSIGNOR:

,
a

By:
Name:
Title:

EXHIBIT "C-6"

CERTIFICATE

Reference is hereby made to that certain Purchase and Sale Agreement ("Agreement") dated ______________ __, 2014, by and between ____________________________, a ____________________________ ("Seller"), and ____________________________________, as assigned by ___________________________________________ to _____________________________, a ___________________________ ("Purchaser").

Seller hereby certifies solely and exclusively to Purchaser that, as of the date hereof, all of the representations and warranties of Seller set forth in Section 8.1 of the Agreement are true and correct in all material respects with the same force and effect except for any changes in the representations and warranties which occurred between the date of the Agreement and the date hereof and with respect to which Seller has heretofore notified Purchaser in writing in accordance with Section 8.1 of the Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed as of this ___ day of , 2014.

SELLER:

,
a

By:
Name:
Title:

EXHIBIT "C-7"

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

ASSIGNMENT AND ASSUMPTION OF CONTRACTS (this "Assignment") made as of the ____ day of _____________________, 2014, by and between ________________________, a ________________________ ("Assignor"), and _______________________, a ___________________________________ ("Assignee").

W I T N E S S E T H:

WHEREAS, Assignor and ________________________, entered into that certain Purchase and Sale Agreement, dated ___________________ __, 2014 ("Contract"), covering certain premises, which Contract was assigned by ______________________ to Assignee; and

WHEREAS, Assignor has simultaneously herewith conveyed to the Assignee all of Assignor's right, title and interest in and to the premises located as set forth on Exhibit "A" attached hereto, and in connection therewith, Assignor has agreed to assign to Assignee all of Assignor's right, title and interest in and to the contracts, agreements, instruments and understandings listed on Exhibit "B" annexed hereto ("Contracts").

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.          Assignor hereby assigns unto Assignee, all of the right, title and interest, if any, of Assignor in and to the Contracts;

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns from and after the date hereof.

2.          Assignee assumes the payment and performance of all of the obligations, covenants, duties and liabilities of Assignor arising or accruing under the Contracts from and after the date hereof.

3.          Assignor agrees to indemnify, protect, defend and hold Assignee harmless from and against any and all claims, demands, liabilities, losses, costs, damages or expenses including, without limitation, reasonable attorneys' fees and costs (collectively, "Claims") arising as a result of any act, omission or obligation of Assignor arising or accruing with respect to the Contracts prior to the date hereof.

4.          Assignee agrees to indemnity, protect, defend and hold Assignor harmless from and against any and all Claims arising as a result of any act, omission or obligation of Assignee arising or accruing with respect to the Contracts on or after the date hereof.

5.          Assignee acknowledges and agrees that the Contracts are being assigned to Assignee by Assignor "As-Is" and, without representation or warranty of any kind, whether express or implied, except only as set forth in, and subject to the limitation in Section 6.1 of the Contract.

6.          This Assignment shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective successors, assigns and legal representatives.

7.          This Assignment may be executed in separate counterparts, which, together, shall constitute one and the same fully executed Assignment.

IN WITNESS WHEREOF, this Assignment has been duly executed as of the date first above written.

ASSIGNOR:

,
a

By:
Name:
Title:

ASSIGNEE:

,
a

By:
Printed Name:
Its:

EXHIBIT "C-8"

VENDOR NOTICE LETTER

_____________, 2013

[Name]

[Company]

[Mailing Address]

[City, State, Zip]

Re:	Contract dated ___________________ (as amended, the "Contract") by and between _____________________________ ("Vendor") and _____________________ relating to Northlake Commons (the "Shopping Center")

Dear [ ____________]:

Please be advised that, as of the date set forth above, the Shopping Center was purchased by ____________________________ ("New Owner"), and Vendor's interest in the Contract was assigned to New Owner. Hereafter, all invoices and correspondence should be sent to:

Telephone:

If you have any questions, please contact ________________ at:

Telephone:

Telecopier:

Very truly yours,

,
a

By:
Name:
Title:

EXHIBIT "D-1"

TENANT ESTOPPEL CERTIFICATE

TENANT:______________________________________________

STORE NO:__________________ ("Premises") at Northlake Commons, Charlotte, North Carolina ("Center")

PREMISES ADDRESS: __________________________________

The undersigned ("Tenant") hereby certifies to American Realty Capital IV, LLC, ARC NCCHRNC001, LLC, and their respective successors and assigns (the "Purchaser") of the Center and to Purchaser's lender, and its successors and assigns (the "Lender"), as follows:

a) Tenant is the present tenant of the Premises pursuant to that certain Lease dated ___________, ____, by and between _______________________ ("Landlord") or its predecessor-in-interest, as landlord, and Tenant or its predecessor-in-interest, as tenant ("Lease"). A true, correct and complete copy of the Lease, together with any amendments, modifications and supplements thereto and any guaranties thereof, is attached hereto. The Lease is the entire agreement between Landlord (or any affiliated party) and Tenant (or any affiliated party) pertaining to the leased premises. There are no amendments, modifications, supplements, arrangements, side letters or understandings, oral or written, of any sort, of the Lease, except those which are attached hereto. The Lease has been duly executed and delivered by, and is a binding obligation of, Tenant, and the Lease is in full force and effect.

b) The primary term of the Lease is for a period of ____________ (___) years, commencing _______________, ____ and expiring on ______________, _____. [The Lease also contains ____ renewal option[s] for a period of ___________ (___) years [each] under the terms and conditions specified in the Lease.]

c) The current monthly rental of $__________________ has been paid through ________, 201__. Monthly rent is payable in advance on the first day of each calendar month. All additional rents and other sums due and payable under the Lease have been paid through the date hereof. No rents, additional rents or other sums payable under the Lease have been paid more than one (1) month in advance of the due dates therefor. [Tenant's percentage share of operating expenses/common area charges, insurance and real estate taxes is _____%, which is currently being paid on an estimated basis in advance at the rate of $__________ per month.] [Tenant is obligated to pay percentage rent equal to ____% of annual gross sales in excess of $__________. Percentage rent has been paid through __________, 201[].]

d) A security deposit of $ _____________ has been paid under the Lease.

e) All obligations of Landlord under the Lease as of the date hereof have been performed. As of the date hereof, to Tenant's knowledge, neither Tenant nor Landlord are in default in the performance of any of their respective obligations under the Lease, nor does any condition exist which with the giving of notice of the passage of time, or both, would constitute a default by Tenant or Landlord under the Lease.

f)         Tenant has unconditionally accepted possession of the Premises and is now occupying the Premises and open for business. Any improvements to be made by the Landlord have been completed to the satisfaction of Tenant. Tenant has received payment in full of any tenant improvement allowance or build-out allowance or any other payment to be provided by Landlord under the terms of the Lease. Tenant is not aware of any defect in the Premises.

g) There is no remaining free rent period or any unexpired concession or abatement of rent. The lease term has commenced and full rental is now accruing thereunder. Landlord is not reimbursing Tenant or paying Tenant's rent obligations under any other lease, and Tenant has not advanced any funds for or on behalf of Landlord for which Tenant has a right of deduction from, or set off against, future rent payments. Tenant has no present right to any credit, offset, deduction or defense against any rents, additional rents or other sums due or to become due under the Lease.

h) No assignments, subleases, mortgages, hypothecation, or other transfers of Tenant's interest in the Lease are currently in effect. Tenant is not insolvent and is able to pay its debts as they mature. Tenant has not declared bankruptcy or similar insolvency proceeding, and has no present intentions of doing so, no such proceeding has been commenced against Tenant seeking such relief, and Tenant has no knowledge that any such proceeding is threatened.

i)         The Lease does not contain and Tenant does not otherwise have any (1) option to purchase the Premises or the Center, (2) right of first refusal with respect to the Premises or the Center, (3) any right to lease additional space in the Center, or (4) right to terminate or cancel the Lease in whole or in part (except as expressly set forth in the Lease).

j)         Neither the Landlord nor the Tenant has commenced any action to terminate the Lease or has given or received any notice of default with respect to the Lease.

k) Tenant hereby acknowledges and agrees that Tenant's rights under the Lease shall be subject and subordinate to Lender's rights under any mortgage, deed of trust or similar agreement given by Landlord in connection with the loan being provided by Lender to Purchaser. Tenant shall attorn to and accept performance by Lender of any covenant, agreement or obligation of Landlord contained in the Lease with the same force and effect as if performed by Landlord. In no event, however, shall Lender be obligated to perform any such covenant, agreement, or obligation of Landlord under the Lease.

l)         The person signing this Tenant Estoppel Certificate is duly authorized to sign this Certificate on behalf of Tenant and execution hereof is the binding act of Tenant enforceable against Tenant.

m) This Tenant Estoppel Certificate is made knowing that Purchaser and Lender are relying upon the representations herein made. The term "Lender" as used herein includes any successor or assign of the named Lender and the term "Landlord" as used herein includes any successor or assign of the named Landlord.

TENANT:

____________________________________

By:_________________________________

Name: ______________________________

Title: _______________________________

Dated:_______________________, 201_

[The undersigned Guarantor(s) of the Lease hereby ratifies and confirms all certifications of Tenant set forth in this Tenant Estoppel Certificate and certifies that its/their guaranty of the Lease is in full force and effect as of the date hereof.

GUARANTOR[S]:

____________________________________

By:_________________________________

Name: ______________________________

Title: _______________________________

Dated:_______________________, 201_

Exhibit A – True, correct and complete copy of the Lease, together with any amendments, modifications and supplements thereto and any guaranties

EXHIBIT "E"

DUE DILIGENCE MATERIALS TO BE DELIVERED TO PURCHASER

All of the following materials, to the extent they exist and are in the actual possession or control of Seller, shall be delivered to Purchaser:

1.          Current Rent Roll

2.          Copies of all existing Tenant Leases/Ground Leases/REAs

3.          Seller's Existing Survey

4.          Warranties in effect at the Property, if any

5.          List of Personal Property, if any

6.          Copies of Environmental Reports

7.          Copies of Engineering Reports

8.          Historical operating statements for calendar years 2012 and 2013 and year to date

9.          Current Annual Operating Budget

10.         Current Capital Budget

11.         Current Delinquency Report

12.         Copies of the Service Contracts

EXHIBIT "F"

FORM OF AUDIT LETTER

[Date]

[Address of Buyer's Auditor]

NORTHLAKE COMMONS, L.L.C., a Delaware limited liability company (“Seller”), is providing this letter as an informational accommodation in connection with your audit of the statement of revenues and certain expenses (the "Statement") of Northlake Commons, Charlotte, North Carolina (the "Property") for the period from _______________ to ________________.

Seller confirms, to our actual, current knowledge, without any duty of inquiry or investigation, the following representation made to you during your audit:

1.          The Statement referred to above was prepared in material conformity with sound accounting principles, consistently applied.

2.          Seller has no actual, current knowledge of any fraud affecting the operations of the Property that had a material effect on the accuracy of the Statement.

SELLER:

NORTHLAKE COMMONS, L.L.C., a Delaware limited liability company

By:	Ferncroft Northlake, LLC, a North Carolina limited liability company, its manager

By:
Name:
Title: